Press release

RBC Bearings Incorporated Announces Fiscal 2015 First Quarter Results

Oxford, CT – August 7, 2014 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2015.

First Quarter Highlights

	Q1 FY 2015	Q1 FY 2014	Change
($ in millions)	GAAP	GAAP	GAAP
Net sales	$113.0	$102.7	10.0%
Gross margin	$43.8	$40.5	8.3%
Gross margin %	38.8%	39.4%
Operating income	$24.2	$22.3	8.6%
Operating income %	21.4%	21.7%
Net income	$16.0	$15.1	6.0%
Diluted EPS	$0.69	$0.65	6.2%
Dividends per share	$2.00	$0.00

“Our first quarter performance reflected strong sales growth from our industrial products as we continued to see healthy demand levels across many of our end markets.” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We are also pleased to see strength in our aerospace and defense segment supported by increasing commercial aircraft build rates. Overall, we are off to a good start to our fiscal year and are confident in our ability to further execute as evidenced by our solid backlog levels and earnings growth.”

First Quarter Results

Net sales for the first quarter of fiscal 2015 were $113.0 million, an increase of 10.0% from $102.7 million in the first quarter of fiscal 2014. The increase in net sales was mainly the result of a 19.3% increase in industrial sales and a 3.8% increase in aerospace and defense. Growth in industrial sales was driven by volume increases in mining, oil and gas, and the general industrial markets. Aerospace and defense increased 9.8% in OEM business driven by commercial aircraft build rates offset by a 15.7% decrease in distribution volume. Gross margin for the first quarter was $43.8 million compared to $40.5 million for the same period last year. Gross margin as a percentage of net sales was 38.8% in the first quarter of fiscal 2015 compared to 39.4% for the same period last year. The decrease in gross margin percentage was attributed to an increase in sales from new industrial products that are in start-up mode.

SG&A for the first quarter of fiscal 2015 was $19.0 million, an increase of $2.0 million over the same period last year. The increase of $2.0 million was attributable to $0.8 million associated with the addition of two acquisitions, $0.5 million in incentive stock compensation, $0.4 million in personnel-related expenses and $0.3 million in other costs. As a percentage of net sales, SG&A was 16.8% for the first quarter compared to 16.5% for the same period last year.

Other operating expenses for the first quarter of fiscal 2015 totaled $0.6 million, a decrease of $0.6 million, compared to $1.2 million for the same period last year. For the first quarter of fiscal 2015 other operating expenses consisted of $0.5 million associated with amortization of intangibles and $0.1 million in other expenses. For the same period last year, other operating expenses consisted of $0.6 million for the consolidation and restructuring of the large bearing facilities, $0.4 million of amortization of intangibles and $0.2 million in other expenses.

Operating income for the first quarter of fiscal 2015 was $24.2 million, an increase of 8.6% compared to operating income of $22.3 million for the same period last year. As a percentage of net sales, operating income was 21.4% compared to 21.7% for the same period last year.

Interest expense, net for the first quarter of fiscal 2015 was $0.2 million compared to $0.2 million for the same period last year.

Other non-operating income was $0.3 million for the first quarter of fiscal 2015 compared to other non-operating income of $0.2 million for the same period last year. The income in the first quarter of both periods was mainly due to foreign exchange gains.

Income tax expense for the first quarter of fiscal 2015 was $8.2 million compared to $7.1 million for the same period last year. Our effective income tax rate for the first quarter of fiscal 2015 was 34.0% compared to 32.1% for the same period last year.

Net income for the first quarter of fiscal 2015 was $16.0 million compared to $15.1 million for the same period last year, an increase of 6.0%.

Diluted EPS for the first quarter of fiscal 2015 was 69 cents per share compared to 65 cents per share for the same period last year.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-280-4956 (international callers dial 857-244-7313) and enter conference ID # 61271421. An audio replay of the call will be available from 3:00 p.m. ET on Thursday, August 7th until 11:59 p.m. ET on Thursday, August 14th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 99313460. Investors are advised to dial into the call at least ten minutes prior to the call to register.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,557 people and operates 26 manufacturing facilities in five countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 28,	June 29,
	2014	2013

Net sales	$112,984	$102,668
Cost of sales	69,163	62,199
Gross margin	43,821	40,469

Operating expenses:
Selling, general and administrative	18,996	16,984
Other, net	614	1,187
Total operating expenses	19,610	18,171

Operating income	24,211	22,298

Interest expense, net	224	241
Other non-operating (income) expense	(267)	(192)
Income before income taxes	24,254	22,249
Provision for income taxes	8,234	7,133
Net income	$16,020	$15,116

Net income per common share:
Basic	$0.70	$0.66
Diluted	$0.69	$0.65

Weighted average common shares:
Basic	23,005,437	22,786,979
Diluted	23,364,455	23,101,243

	Three Months Ended
	June 28,	June 29,
Segment Data, Net External Sales:	2014	2013

Plain bearings segment	$59,873	$57,090
Roller bearings segment	31,765	28,350
Ball bearings segment	13,545	9,455
Other segment	7,801	7,773
	$112,984	$102,668

	Three Months Ended
	June 28,	June 29,
Selected Financial Data:	2014	2013

Depreciation and amortization	$4,058	$3,735

Incentive stock compensation expense	$1,767	$1,220

Cash provided by operating activities	$26,921	$17,381

Capital expenditures	$3,488	$5,801

Total debt	$10,258	$10,223

Cash and short-term investments	$104,537	$128,108

Backlog	$219,776	$218,876